Exhibit 10.09

May 30, 2013

Re:	Offer of Employment

Dear Ron:

On behalf of Adesto Technologies Corporation (the “Company”), I am pleased to offer you employment with the Company as Chief Financial Officer on the terms below.

1. Position. You will serve as Chief Financial Officer (the “CFO”) of the Company. You will report to the President and Chief Executive Officer (the “CEO”) and shall perform the duties and responsibilities customary for such position and such other related duties as are assigned by the President and CEO. You agree to devote substantially all of your professional time, attention and efforts to the performance of your duties as the Company’s CFO, and shall not render services to any other business without the prior approval of the President and CEO. The foregoing shall not, however, preclude you (a) from engaging in appropriate civic, charitable or religious activities, (b) from devoting a reasonable amount of time to private investments, (c) from serving on the boards of directors of other entities, or (d) from providing incidental assistance to family members on matters of family business, so long as the foregoing activities and service do not conflict with your responsibilities to the Company.

2. Cash Compensation and Benefits.

(a) Base Salary. Your salary will be at an annualized rate of $275,000 per year, payable in accordance with the Company’s standard payroll schedule. Your salary, as well as any other cash amounts payable under this offer letter, will be subject to applicable tax withholdings and shall be reviewed by the Company’s Board of Directors (the “Board”) for possible increases prior to the start of each fiscal year, effective at the beginning of such fiscal year.

(b) Annual Bonus. You will have the opportunity to earn an annual cash bonus of up to twenty-five percent (25%) of your base salary for each fiscal year based on the achievement of certain objectives, which you and the Board will mutually establish. Such bonus payment is subject to your continued employment through and until the date of payment. The bonus will be paid no later than March 15 of the year following the year in which such bonus was earned.

(c) Stock Options. Adesto’s Compensation Committee has approved and granted to you the opportunity to purchase up to 2,985,000 shares of Common Stock of the Company at the fair market value of the Company’s Common Stock, as determined by the Board of Directors as of May 31, 2013. The shares you will be given the opportunity to purchase will vest according to the following schedule: 808,437 shares vested immediately as of June 1, 2013; and then at the remainder of shares will vest at a rate of two and one twelfth of a percent (2.0833%) per month thereafter, so long as you remain employed by the Company. The option grant under this Section 2 is subject to terms outlined in Section 4 (Change in Control Benefits) and Section 5 (Termination Benefits) of this employment agreement.

(d) Benefits. In addition, you will be eligible to participate in regular health insurance, including medical, dental and vision as well as other employee benefit plans established by the Company for its employees from time to time. You will be entitled to 120 hours of PTO during every calendar year for the first five years of employment and earn an additional 8 hours PTO for each subsequent year of employment, up to a maximum of 160 hours. The amount of PTO available to you can be accrued and carried over from one year to the next, but in no circumstance shall it exceed 200 hours unless determined otherwise by the Company Compensation Committee.

3. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written agreement signed by you and the CEO.

4. Change in Control Benefits. In the event that there is a Change in Control (as defined below) of the Company, then immediately prior to the closing of such Change in Control, you will receive acceleration of the vesting and exercisability of fifty percent (50%) of all unvested options, and unvested shares subject to all options, to purchase shares of the Company’s Common Stock then held by you.

5. Termination Benefits.

(a) Following a Change in Control and For Other Than Cause or Good Reason. In the event that there is a Change in Control of the Company and the Company or its successor terminates your employment other than for Cause, or you terminate your employment for Good Reason, in either case upon or within twelve (12) months following the Change in Control, then you will be entitled to receive: (i) a lump sum payment equal to the sum of (a) twelve (12) months of your then-current base salary, (b) 100% of your target bonus for that fiscal year, and (c) reimbursement of twelve (12) months of your COBRA premiums; and (ii) acceleration of the vesting and exercisability of one hundred percent (100%) of all options, and unvested shares subject to all options, to purchase shares of the Company’s Common Stock then held by you (the “Change in Control Severance Benefits”). You agree that you will not resign for Good Reason without first providing the Company, or its successor as applicable, with written notice addressed to the CEO of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial existence of the grounds for Good Reason, with a reasonable cure period of not less than fifteen (15) days following delivery of such notice to the Company. In addition, you must terminate your employment within thirty (30) days following expiration of such cure period for your resignation to qualify as a resignation for Good Reason. Your entitlement to the Change in Control Severance Benefits is subject to your executing and not revoking an industry standard release and waiver of claims in favor of the Company (or its successor, as applicable).

(b) Other Termination. In the event that your employment is terminated other than for Cause at any time other than upon or within twelve (12) months following a Change in Control, then you will receive a lump sum payment equal to the sum of (a) six (6) months of your then-current base salary and (b) reimbursement of six (6) months of your COBRA premiums (the “Other Termination Severance Benefits”). Your entitlement to the Other Termination Severance Benefits is subject to your executing and not revoking an industry standard release and waiver of claims in favor of the Company (or its successor, as applicable).

(c) Form and Timing of Payment. The Company will pay you any lump sum amounts as provided for in this Section 5 on the thirtieth (30th) day following your termination of employment, provided that prior to such date the release described above is effective at such time.

(d) Definitions.

(i) For purposes of this Section 5, “Cause” shall mean: (i) any willful act or acts of dishonesty undertaken by you and resulting in substantial gain or personal enrichment of you at the expense of the Company; (ii) any willful act of misconduct by you which is materially and demonstrably injurious to the Company; (iii) willful and repeated failure or refusal to comply in any respect with the terms of the Company’s standard Employee Invention Assignment and Confidentiality Agreement, or any other policies of the Company applicable to you where non-compliance would be materially detrimental to the Company; or (iv) conviction of, or plea of guilty to or no contest to, a felony. No act, or failure to act, by you shall be considered “willful” if done, or omitted to be done, by you in good faith and in the reasonable belief that your act or omission was in the best interest of the Company and/or required by applicable law.

(ii) For purposes of this Section 5, “Good Reason” shall mean: (i) a material reduction in your total annual compensation not agreed to by you, except in the case of a reduction in the total annual compensation applicable to all executive-level Company employees; (ii) a material reduction in your authority, status, obligations or responsibilities, provided that following a Change in Control, a change in title alone (not accompanied by a change in authority, status, obligations or responsibilities), or the Company being operated as a division or a subsidiary of a successor entity, shall not constitute a material reduction; (iii) the Company’s failure to comply in any material respect with any material term of this offer letter that is not cured within thirty (30) days; or (iv) a requirement that you relocate to an office that would increase your one-way commute distance by more than the greater of 50% or 15 miles.

(iii) For purposes of Section 4 and this Section 5, “Change in Control” shall mean any of the following events: (i) a merger or consolidation in which (1) the Company is a constituent party; or (2) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) a transaction to which the Company is a party and pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities, excluding, for purposes of this subsection (ii), any transaction constituting an equity financing in which the Company is the surviving corporation; or (iii) the sale, lease, transfer or other disposition (including by way of an exclusive license), in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Company.

6. Section 280G. If any payments and other benefits provided for in this offer letter or otherwise constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then payments and other benefits will be payable to you, at your election, either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by first reducing the cash payments and then reducing the equity grants, in each case, pro rata between amounts subject to Section 409A of the Code and amounts not subject to Section 409A of the Code.

7. Section 409A. For purposes of this offer letter, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this offer letter in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this offer letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this offer letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

8. Confidentiality; Compliance with Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Company’s 2007 Equity Incentive Plan (the “Plan”) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9. Employment with TriNet. Our benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc., a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes and the CEO will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at the Company.

10. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

11. Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/ or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at each party’s option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in Santa Clara County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This offer letter does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The

JAMS rules may be found and reviewed at http://jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

12. Miscellaneous.

(a) Personal. This offer letter is personal to you and therefore you may not assign any of your rights and responsibilities hereunder.

(b) Successors. This offer letter shall inure to the benefit of and be binding upon (a) the Company and any of its successors, and (b) you and your heirs, executors and representatives in the event of your death. Any successor to Adesto Technologies Corporation shall be deemed substituted for the Company and Adesto Technologies Corporation under the terms of this offer letter for all purposes. In the event of a Change in Control, the Company agrees to obtain assumption of this offer letter by its successor.

(c) Modification. This offer letter, including, but not limited to the at-will provision above, may not be amended or modified other than by a written agreement designated as an amendment and executed by you and the CEO, following approval of the Board, although the Company reserves the right to unilaterally modify your compensation, benefits, job title and duties (subject to any express limitations set forth above).

(d) Severability. If any provision of this offer letter or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this offer letter that can be given effect without the invalid provisions or applications and to this end the provisions of this offer letter are declared to be severable.

(e) Complete Agreement. This offer letter (together with the Employee Invention Assignment and Confidentiality Agreement and the Plan) represents the entire agreement between you and the Company with respect to the material terms and conditions of your employment, and supersedes and replaces all prior discussions, negotiations and agreements.

(f) Counterparts. This offer letter may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and (ii) by facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.

[Signature page follows]

We are extremely excited about you joining Adesto Technologies Corporation.

Please indicate your acceptance of this offer letter, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this letter and returning a copy to me.

Very truly yours,

/s/ Narbeh Derhacobian
Narbeh Derhacobian, President and CEO

Agreed to and accepted:

/s/ Ron Shelton Ron Shelton

Date:	5/30/2013